EXHIBIT 4.14

EIGHTH SUPPLEMENTAL INDENTURE

THIS EIGHTH SUPPLEMENTAL INDENTURE, dated as of December 31, 2008 (this “Eighth Supplemental Indenture”), is by and among EXCO Resources, Inc., a Texas corporation (the “Issuer”), and EXCO Mid-Continent MLP, LLC, a Delaware limited liability company (collectively, the “Guarantor”), and Wilmington Trust Company, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Subsidiary Guarantors (as defined therein) and the Trustee are parties to an Indenture dated as of January 20, 2004, as supplemented by the First Supplemental Indenture dated as of January 27, 2004, the Second Supplemental Indenture dated as of December 21, 2004, the Third Supplemental Indenture dated as of February 14, 2006, the Fourth Supplemental Indenture dated as of May 4, 2006, the Fifth Supplemental Indenture dated as of May 3, 2007, the Sixth Supplemental Indenture dated as of February 12, 2008 and the Seventh Supplemental Indenture dated as of June 30, 2008 (collectively, the “Indenture”), providing for the issuance of the Issuer’s 7 1/4% Senior Notes Due 2011 (the “Securities”);

WHEREAS, the Issuer has designated the Guarantor as a Restricted Subsidiary under the Indenture;

WHEREAS, the Issuer is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor shall unconditionally and irrevocably guarantee the Issuer’s obligations with respect to the Securities on the terms set forth in the Indenture; and

WHEREAS, pursuant to Section 9.01 and 9.06 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Eighth Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

1. Capitalized Terms. Initially capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Become Guarantor. The Guarantor hereby unconditionally and irrevocably guarantees the Issuer’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Securities applicable to a “Subsidiary Guarantor” therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Eighth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Notices. For purposes of Section 14.02 of the Indenture, the address for notices to the Guarantor shall be:

EXCO Mid-Continent MLP, LLC

c/o EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, TX 75251

5. Governing Law. This Eighth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6. Counterparts. The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

7. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, all as of the date first above written.

EXCO RESOURCES, INC.

By:	/s/ J. DOUGLAS RAMSEY
Name:	J. Douglas Ramsey
Title:	Vice President, CFO and Treasurer

EXCO MID-CONTINENT MLP, LLC, as Guarantor

By:	/s/ J. DOUGLAS RAMSEY
Name:	J. Douglas Ramsey
Title:	Vice President, CFO and Treasurer